                                                                   EXHIBIT 10.11


                              SEPARATION AGREEMENT
                              --------------------


          SEPARATION AGREEMENT (the "Agreement") dated as of January 1, 1997 between Praxair, Inc., a Delaware corporation ("Praxair") and Chicago Bridge & Iron Company, a Delaware corporation ("CB&I").

                                   WITNESSETH
                                   ----------

          WHEREAS, in 1996 Praxair acquired all of the outstanding shares of CBI Industries, and CB&I became an indirect subsidiary of Praxair; and

          WHEREAS, upon the filing of a Certificate of Ownership and Merger with the Secretary of State of Delaware on December 19, 1996, CBI Industries was merged with and into Praxair; and

          WHEREAS, Praxair intends to sell some or all of its interest in CB&I, and, in anticipation of such sale, Praxair and CB&I desire to define their respective rights and obligations with respect to the assumption of liabilities and indemnification;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

          I.Definitions
            -----------

          (a) As used in this Agreement, the following terms shall have the meanings set forth below:

          "CB&I Companies" shall mean CB&I and its direct and indirect subsidiaries, and any other entities (including any corporations, partnerships, trusts or joint ventures) in which they or any of them now hold or heretofore held a direct or indirect equity or similar ownership interest, including, but not limited to, those subsidiaries and entities listed on Schedule 1 hereto, but excluding MQS Inspection, Inc., Cooperheat, Inc. and Ershigs, Inc.

          "CB&I Group" shall mean the CB&I Companies and their directors, officers, employees, agents, consultants, representatives, successors, transferees, or assignees.

          "Claims and Liabilities" shall mean any and all actual or alleged claims, liabilities, obligations, losses, costs, expenses, litigations, proceedings, fines, taxes, levies, imposts, duties, deficiencies, assessments, charges, penalties, allegations, demands, damages (including, but not limited to, actual, punitive or consequential, foreseen or unforeseen, known or unknown damages), settlements or judgments of any kind or nature whatsoever, regardless of when they arose or arise or whether the facts on which they are based occurred prior or subsequent to the Separation Date, and regardless of where or against whom they are asserted or determined or whether they are asserted or determined prior or subsequent to the Separation Date, and regardless of whether they are known or unknown, fixed or contingent, asserted or unasserted, including, but not limited to, those with respect to environment (including, but not limited to, the outdoor or indoor environment, soil, groundwater, surface water, air and noise emissions, and the generation, disposal, discharge, release or threatened release of any hazardous, toxic, or dangerous substance, chemical, waste, material, or constituent that could give rise to liability), health, safety, personal injury, death, property damage, employment, those arising out of contracts, product liability, warranty, merchantability or fitness for any particular purpose of goods, conformity of goods to contractual requirements or any other breach or violation of any obligation or requirement.

          "Internal Costs" shall mean salaries and reasonable allocated overhead attributable to employees of an Indemnitee (as defined in Section 4(a) below), to the extent such salaries and allocated overhead are attributable to time spent by such employees in assisting the Indemnitor (as defined in Section 4(a) below) in carrying out its indemnification obligations hereunder.

          "Praxair Companies" shall mean Praxair and its direct and indirect subsidiaries, and any other entities (including any corporations, partnerships, trusts or joint ventures) in which they or any of them hold or heretofore held any direct or indirect equity or similar ownership interest (including, but not limited to, CBI Industries and its affiliates (other than the CB&I Companies) before the merger of CB&I Industries with and into Praxair) but excluding the CB&I Companies. "Praxair Companies" shall include but not be limited to MQS Inspection, Inc., Cooperheat, Inc. and Ershigs, Inc.

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          "Praxair Group" shall mean the Praxair Companies and any of such entities' directors, officers, employees, agents, consultants, representatives, successors, transferees, or assignees.

          "Separation Date" shall mean January 1, 1997.

          "Service Agreements" shall mean the agreements and arrangements listed on Schedule 1 hereto.

          "Third Party Proceeding" shall mean any of the following which are subject to a Notice of Claim as defined in Section 4(b) hereof: any claim asserted by a third party, any litigation or proceeding brought by a third party, and any third party allegation or demand.

          Section 2.  Liabilities and
                      Indemnification; CB&I.
                      ---------------------

          (a) Except as otherwise provided herein (including, but not limited to Section 5 hereof) or in the Service Agreements, upon, from and after the Separation Date, CB&I shall, without any further responsibility or liability of or recourse to the Praxair Group, absolutely and irrevocably assume, retain and be solely liable and responsible for any and all Claims and Liabilities arising out of or relating to ownership, operations, business, activities, or assets of the CB&I Companies (the "CB&I Liabilities").

          (b) CB&I shall indemnify each member of the Praxair Group for, and shall hold each member of the Praxair Group harmless from, any and all CB&I Liabilities (including, but not limited to, reasonable fees and expenses of counsel, but excluding Internal Costs) of any kind or nature whatsoever.

          (c) CB&I shall indemnify the Praxair Group for, and shall hold each of them harmless from, any and all Claims and Liabilities (excluding Internal Costs) which may arise out of any violation of this Agreement by CB&I.

          (d) If any event shall occur or circumstances shall exist which would entitle a member of the Praxair Group to indemnification or reimbursement hereunder, any proceeds recovered or recoverable by such member or any of its parents, subsidiaries or affiliates (other than the CB&I Group) from any third party (including, but not limited to, any insurance company) with respect thereto shall be assigned to CB&I, and any

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claims or rights with respect to such proceeds shall be subrogated to CB&I (to the extent such proceeds are actually recovered from such third party). Notwithstanding the foregoing, except as otherwise provided in the Service Agreements, amounts expended by any member of the Praxair Group for self insurance costs whether through fronting vehicles or otherwise shall not be assigned to CB&I, and such costs shall be remain as a claim for indemnification against CB&I. The relevant members of the Praxair Group shall use reasonable efforts to effect any such recovery and otherwise effectively to secure for CB&I the benefit of any such rights to such proceeds.

          Section 3.  Liabilities and
                      Indemnification; Praxair.
                      ------------------------

          (a) Except as otherwise provided herein including but not limited to
Section 5 hereof or in the Service Agreements, upon, from and after the Separation Date, Praxair shall, without any further responsibility or liability of or recourse to the CB&I Group, absolutely and irrevocably assume, retain and be solely liable and responsible for any and all Claims and Liabilities arising out of or relating to the ownership, operations, business, activities or assets of the Praxair Group (collectively, the "Praxair Liabilities").

          (b) Praxair shall indemnify the CB&I Group for, and shall hold each member of the CB&I Group harmless from, any and all Praxair Liabilities (including, but not limited to, reasonable fees and expenses of counsel, but excluding Internal Costs) of any kind or nature whatsoever.

          (c) Praxair shall indemnify the CB&I Companies for, and shall hold each of them harmless from, any and all Claims and Liabilities (excluding Internal Costs) which may arise out of any violation of this Agreement by Praxair.

          (d) If any event shall occur or circumstances shall exist which would entitle a member of the CB&I Group to indemnification or reimbursement hereunder, any proceeds recovered or recoverable by such member or any of its parents, subsidiaries or affiliates (other than the Praxair Companies) from any third party (including, but not limited to, any insurance company) with respect thereto shall be assigned to Praxair, and any claims or rights with respect to such proceeds shall be subrogated to Praxair (to the extent such proceeds are actually recovered from such third party). Notwithstanding the foregoing, except as otherwise provided in the Service Agreements,

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amounts expended by any member of the CB&I Group for self insurance costs whether through fronting vehicles or otherwise shall not be assigned to Praxair, and such costs shall be remain as a claim for indemnification against Praxair. The relevant members of the CB&I Group shall use reasonable efforts to effect any such recovery and otherwise effectively to secure for Praxair the benefit of any such rights to such proceeds.


          Section 4. Indemnification Procedure.
                     -------------------------

          (a) Notwithstanding anything contained herein to the contrary, a member of the CB&I Group or the Praxair Group that may otherwise be entitled to indemnification or reimbursement thereunder (the "Indemnitee") with respect to any Claims and Liabilities (an "Indemnifiable Claim") shall not be entitled to indemnification or reimbursement hereunder with respect to such Indemnifiable Claim unless the Indemnitee gives to the party who may be obligated for such indemnification or reimbursement (the "Indemnitor") written notice of such Indemnifiable Claim (a "Notice of Claim") promptly after the Indemnitee has obtained actual knowledge of such Claims and Liabilities and has determined that it has given or could give rise to claim for indemnification or reimbursement under Section 2 or 3 hereof; provided, however, that a failure to give or a delay in giving such Notice of Claim shall only release the Indemnitor from its obligations under Section 2 or 3 hereof, as the case may be, to the extent of any prejudice to the Indemnitor attributable to such failure or delay. Each Notice of Claim shall set forth in reasonable detail the nature and any particulars of the Indemnifiable Claim described therein. The Indemnitor shall, within thirty (30) days after its receipt of a Notice of Claim, either (i) satisfy its obligations under Section 2 or 3 hereof, as the case may be, with respect to such Indemnifiable Claim or (ii) object to any request for indemnification hereunder by giving written notice of such objection to the Indemnitee (which objection shall be resolved in accordance with Section 6); provided, however, that, unless the parties shall have otherwise agreed or Indemnitee is required by court order or similar process to pay or incur any Claims and Liabilities, so long as the Indemnitor is in good faith (i) defending such Indemnifiable Claim pursuant to Section 4(b) hereof, (ii) performing its obligations under Section 4(c) hereof, or (iii) objecting to such Indemnifiable Claim in accordance with the procedures set forth in Section 6 hereof, its obligations with respect thereto under Section 2 or 3 hereof, as the case may be, shall have been met; it being

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understood that this proviso will not prevent indemnification or reimbursement for out-of-pocket costs, fees and expenses previously incurred with respect to which the Indemnitee is entitled to indemnification or reimbursement by the Indemnitor hereunder.

          (b) Whenever a Third Party Proceeding is brought, the Indemnitor shall, in good faith and at its own expense, have the sole and exclusive right and obligation to defend, contest or otherwise protect against such Third Party Proceeding with legal counsel of its own selection, which counsel shall be reasonably satisfactory to the Indemnitee. Notwithstanding the foregoing, the Indemnitee shall have the right, but not the obligation, to defend, contest or otherwise protect against a Third Party Proceeding at its own expense if, and to the extent, such Third Party Proceeding seeks relief other than money damages, and, if the Indemnitee takes such action, such part of the Third Party Proceeding will not constitute an Indemnifiable Claim hereunder, but the Indemnitee will not waive its right to require the Indemnitor to defend, contest and otherwise protect against such Third Party Proceeding in accordance with the provisions set forth above with respect to that part of the Third Party Proceeding as to which the Indemnitee does not exercise its rights as provided in this sentence. In the case of any Third Party Proceeding, the Indemnitee shall have the right, but not the obligation, to participate, at its own expense, in such Third Party Proceeding with counsel of its own selection and shall have the right, but not the obligation, to assert at its own expense any and all crossclaims or counterclaims which it may have; provided, that in any
                                                        --------
Third Party Proceeding in which the named parties to such proceeding (including any impleaded parties) include both the Indemnitee and the Indemnitor and the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, the Indemnitee shall have the right to select its own counsel, and the Indemnitor shall reimburse the Indemnitee for the reasonable costs and expenses of such counsel. So long as the Indemnitor is in good faith defending, contesting or otherwise protecting against such Third Party Proceeding, the Indemnitee shall at all times cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, make its employees available to and otherwise render reasonable assistance to the Indemnitor in connection therewith at the expense of Indemnitor with respect to third-party charges. If the Indemnitor fails to defend, contest or otherwise protect against such Third Party proceeding

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

in good faith as provided herein, or in the circumstances contemplated by the second sentence of this Section 4(b) after notice to the Indemnitor specifying such failure and giving Indemnitor a reasonable opportunity to cure the same, the Indemnitee shall have the right, but not the obligation, to defend, contest, assert crossclaims or counterclaims or otherwise protect against such Third Party Proceeding and to make any compromise or settlement thereof and shall be entitled to recover from the Indemnitor, and to be indemnified by the Indemnitor for, the entire cost thereof, including, without limitation, legal expenses, disbursements and all amounts paid as a result of such Third Party Proceeding or any compromise or settlement hereof, but excluding any allocation for costs relating to in-house personnel. If the Indemnitor fails to defend against a Third Party Proceeding, the Indemnitee has the right to do whatever it deems appropriate to defend itself and may settle such Third Party Proceeding on such terms as it deems appropriate; provided that in doing so the Indemnitee acts in good faith and not in collusion with such third party. Notwithstanding the foregoing, in no event may an Indemnitee settle the Third Party Proceeding if such settlement includes an assignment to the third party of the Indemnitee's rights under this Agreement. The parties hereto agree that with respect to any Third Party Proceeding for which an Indemnitor is required to provide legal counsel (or reimbursement therefor) pursuant to this section, an Indemnitor shall only be responsible for the fees and expenses of one firm to represent all entities of the Indemnitee party to such Third Party Proceeding.

          (c) Except as otherwise set forth in the Service Agreements, the Indemnitor, upon the request of or after consultation with the Indemnitee, shall have the right and obligation, in good faith and at its own expense, to cure, remediate, mitigate, remedy or otherwise handle any event or circumstance which gives rise to an Indemnifiable Claim (other than a Third Party Proceeding), including events and circumstances which can be cured, remediated, mitigated or remedied through the expenditure of money and events and circumstances which give rise to an Indemnifiable Claim which can be measured in terms of money. Such right and obligation shall include, without limitation,
(i) the right to investigate any such event or circumstance, and (ii) the right and obligation to cure, mitigate, remediate, remedy and otherwise handle any such event or circumstance on such terms and conditions and by such means as the Indemnitor may reasonably determine, after consultation with the Indemnitee, whose consent to such terms, conditions, and means shall

                                      -7-
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not be unreasonably withheld. The Indemnitor shall promptly inform the
Indemnitee of all material developments related to any such event or circumstance. So long as the Indemnitor is in good faith performing its obligations under this Section 4(c), the Indemnitee shall at all times, at the expense of the Indemnitor with respect to third-party charges, cooperate in all reasonable ways with, make its and their relevant files and records available for inspection and copying by, make its and their employees reasonably available to and allow the Indemnitor reasonable access to its and their properties (including for the purpose of invasive testing and remediation) and otherwise render reasonable assistance to the Indemnitor upon request. If the Indemnitor fails to perform its obligations under this Section 4(c), the Indemnitee shall have the right, but not the obligation, upon notifying the Indemnitor in writing to take the actions which the Indemnitor would have had the right to take in connection with the performance of such obligations and, if the Indemnitee is entitled to indemnification hereunder in respect of the event or circumstance as to which the Indemnitee takes such actions, then the Indemnitor shall also indemnify the Indemnitee for all of the legal, accounting and other costs, fees and expenses reasonably and actually incurred in connection therewith, but excluding any allocation for costs relating to in-house personnel.

          Section 5.  Mitigation; Indemnification
                      Limited to Agreement
                      ---------------------------

          Notwithstanding anything contained herein to the contrary, each party shall use, and shall cause its subsidiaries to use, all reasonable efforts to mitigate any and all Claims and Liabilities in respect of which it may be entitled to indemnification or reimbursement hereunder. In addition, subject to
Section 10(d), this Agreement and the Service Agreements shall constitute the only agreements between the parties hereto with regard to indemnification and the other matters covered hereby, and no party shall, for any reason or under any legal theory, be liable to any other party or any other person entitled to indemnification or reimbursement, for special, indirect, incidental or consequential damages incurred or sustained by any such other party or person whether arising under contract, tort (including negligence), strict liability or other theory of law, except with respect to wilful misconduct or gross negligence of a party and except to the extent incurred or sustained by a third party and sought to be recovered against such other party or person entitled to indemnification.

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

          Section 6. Dispute Resolution.
                     ------------------

          (a) Unless specifically set forth in a Service Agreement, resolution of any and all disputes ("Disputes") arising from or in connection with this Agreement of any of the Service Agreements shall be exclusively governed by and settled in accordance with the provisions of this Section 6; provided, however,
                                                             --------  -------
that nothing contained herein shall preclude either party from seeking or obtaining (a) injunctive relief or (b) other non monetary equitable or judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes hereunder.

          (b) Praxair or CB&I (each a "Party") may commence proceedings hereunder by delivering a written notice to the other Party providing a reasonable description of the Dispute to the other (the "Demand").

          (c) Promptly following a Demand, the Dispute shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement (the "Representatives"). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within thirty (30) calendar days after reference of the matter to them, each of Praxair and CB&I shall be free to exercise the remedies available to them at law.

          Section 7.  Confidentiality.
                      ---------------

          Except as provided in the Service Agreements, each party hereto agrees to refrain from using in any manner, and to use its best efforts to keep confidential, any and all information and data concerning the business of the other party or its affiliates which it has received, or which it may in the performance of this Agreement or any of the Service Agreements receive in the future, except to the extent that such party can demonstrate that the information (a) is generally available to the public as evidenced by prior written publication through no act or failure to act by it, (b) was already known to it on a non-confidential basis on the date of receipt as evidenced by written and dated records made by it prior to such date of receipt (provided that this exception shall only apply from and after the sale by Praxair of some or all of its interest in CB&I and only with respect to records made after such sale by the receiving party in the conduct of its business in the

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ordinary course), or (c) is disclosed to it on a non-confidential basis by a third party not having a confidential relationship with said other party with respect to such information. Notwithstanding the foregoing, each of the parties hereto shall be free to disclose any such information or data to the extent and only to the extent (a) required by applicable law, and (b) during the course of or in connection with any litigation, governmental investigation, arbitration or other proceeding based upon or in connection with the subject matter of this Agreement. Prior to any disclosure pursuant to the preceding sentence, the disclosing party shall be required to give reasonable prior notice to the other party to this Agreement of such intended disclosure and, if requested by such party, to use its best efforts at such other party's expense to obtain a protective order or similar protection for such other party.

          Section 8.  Retention of Records:  Access.
                      -----------------------------

          In accordance with its then current record retention policy, both Praxair and CB&I shall (a) retain records, documents, accounting data and other information relating to the businesses of the Praxair Group and the CB&I Group, respectively; and (b) give to the other reasonable access to such records, documents, accounting data and other information and to its personnel (insuring their cooperation) and premises, for the purpose of the review of such information in connection with any claim or dispute under, with respect to or indemnifiable under this Agreement.

          Section 9.  Notices.
                      -------

          Any notices or communications permitted or required hereunder shall be deemed sufficiently given if hand-delivered, or sent (i) postage prepaid by registered or certified mail return receipt requested, or (ii) by telecopy, to the respective parties as set forth below, or to such other address as any party may notify the other of in writing:

if to CB&I, to:          Chicago Bridge & Iron Company
                         1501 North Division Street
                         Plainfield, Illinois 60544
                         Attn:  General Counsel

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if to Praxair, to:       Praxair, Inc.
                         39 Old Ridgebury Road
                         Danbury, Connecticut  06817-0001
                         Attn:  General Counsel

          Notices sent by registered or certified mail shall be deemed delivered on the fourth day after deposit in the U.S. mail and notices sent by telecopy shall be deemed given on the day of transmission provided that a duplicate copy is sent on the same day by first class U.S. mail.

          Section 10.  Miscellaneous.
                       -------------

          (a) No person other than the members of the CB&I Group or the Praxair Group shall be or be deemed to be a third party beneficiary of this Agreement.

          (b) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflicts of laws rules or principles. Any action to enforce, or which arises out of or is in any way related to, any of the provisions of this Agreement shall be brought and prosecuted in such court or courts located within the State of New York as may be provided by law. The parties consent to the jurisdiction of such court or courts and to service of process by registered mail, return receipt requested, or such other manner as may be provided by law.

          (c) This Agreement constitutes the entire understanding of the parties and cancels and supersedes all previous agreements and understandings, oral or written, between the parties with respect to the subject matter hereof.

          (d) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not apply to any loss, cost, expense or other liability which is the subject of any of the Service Agreements, any contract or arrangement with respect to products, materials or services purchased by any Praxair company or any CB&I company from the other, or any other written agreement or arrangement or course of dealing between the parties with respect to their inter-company accounts (including but not limited to, inter-company advances, loans, dividends, and other similar matters) in existence as of the date hereof; and nothing in this Agreement shall limit, expand or otherwise affect any of the respective rights and obligations of the parties under the foregoing.

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          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by its duly authorized representatives as of the day and year first written above.


                         PRAXAIR, INC.


                         By     /s/Robert F.X. Fusaro
                            ----------------------------

                         Title  Attorney-in-Fact
                               -------------------------


                         CHICAGO BRIDGE & IRON COMPANY


                         By     /s/Robert H. Wolfe
                            ----------------------------

                         Title  Vice President
                               -------------------------

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                                  SCHEDULE 1

                              Service Agreements
                              ------------------


1.      Cooperheat Separation Agreement

2.      MQS Separation Agreement

3.      Ershigs Separation Agreement

4.      Argentina Separation Provisions

5.      Tax Disaffiliation Agreement

6.      Employee Benefits Agreement

7.      Registration Rights Agreement

8.      Chicago Bridge & Iron Company Promissory
        Note in original principal amount of $55 million

9.      Cash Management Operating Agreement

10.     Insurance Agreement

11.     Patent Arrangements

12.     Support Agreement

13.     Management fee letters, dated February 27, 1997